EXHIBIT 10.2

FuelCell Energy, Inc.

2018 OMNIBuS INCENTIVE PLAN

Restricted Stock Award

Dear _________,

You have been granted an award (an “Award”) of restricted shares of common stock of FuelCell Energy, Inc., a Delaware corporation (the “Company”), which are subject to the terms of the FuelCell Energy, Inc. 2018 Omnibus Incentive Plan (the “Plan”) and this Restricted Stock Award Agreement (this “Agreement”).  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan.

Grant Date:	______________, 2018
Number of Shares of Restricted Common Stock:	_______________ (the “Restricted Shares”)
Vesting Schedule:

Your Restricted Shares will vest (and the Transfer Restrictions shall lapse) according to the following schedule, provided that you remain continuously employed by or in the service of the Company or an Affiliate through the applicable vesting date:

[●]% will vest on ________________________

[●]% will vest on ________________________

[●]% will vest on ________________________

Except as otherwise provided in this Agreement or in the Plan, upon your termination of employment with, or cessation of services to, the Company and its Affiliates prior to the date the Restricted Shares are vested (as described above), you will forfeit the unvested Restricted Shares.

Release of Shares:

The Restricted Shares will be held in an account at the Company’s transfer agent pending vesting.  As soon as practicable after any Restricted Shares vest, the applicable restrictions on the Restricted Shares will be removed and such Shares will be issued according to your instructions.

Transfer Restrictions:

Except as set forth in the Plan, you may not sell, transfer, assign, pledge or otherwise alienate or encumber any of your Restricted Shares until they are vested, and any attempt to do so shall be null and void (the “Transfer Restrictions”).  The Company is authorized to take appropriate measures to prevent any such transfer, including, but not limited to, having its transfer agent hold all unvested shares in a designated nominee account until vesting and maintaining stop transfer instructions in regard to such shares.

Change of Control:	Upon a Change of Control, your Restricted Shares will be treated in accordance with Section 19 of the Plan.
Voting Rights:	While the Restricted Shares are unvested, you may exercise full voting rights as long as the applicable record date occurs before you forfeit such Restricted Shares.

Dividends:

Any dividends or other distributions paid or made with respect to your Restricted Shares for which the record date occurs before the applicable vesting date shall be credited to a bookkeeping account on your behalf.  Such bookkeeping account will be subject to the same terms and conditions (including risk for forfeiture) as the Restricted Shares to which the dividends or distributions relate, and shall be paid at the same time, and to the same extent, as such Restricted Shares vest.

Tax Withholding:

You understand that you (and not the Company) shall be responsible for your own federal, state, local, or foreign tax liability and any of your other tax consequences that may arise as a result of this Award, and that you should rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents with regard to all tax matters.

To the extent that the receipt or vesting of this Award, the disposition of any Shares acquired under this Award, or the payment of any dividends on the Restricted Shares results in income to you for federal, state, local, foreign, or other tax purposes, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due to you to satisfy such tax or other withholding obligations. Alternatively, the Company or its Affiliate may require you to pay to the Company or its Affiliate, in cash, promptly on demand, or make other arrangements satisfactory to the Company or its Affiliate regarding the payment of the withholding amount.

At the Administrator’s discretion, you may be able to satisfy all or a portion of the withholding obligations arising in connection with this Award by electing to (i) have the Company or its Affiliate withhold Shares otherwise due to you upon settlement of this Award, (ii) tender back Shares received upon vesting of this Award, or (iii) deliver other previously owned Shares, in each case having a Fair Market Value equal to the amount to be withheld; provided that the amount to be withheld may not exceed the maximum statutory tax rate associated with the transaction. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Administrator requires. In any case, the Company and its Affiliates may defer removing the restrictions on your Restricted Shares until such withholding obligations are paid.

Electronic Communications:

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  By accepting this Award, you hereby consent to receive such documents by electronic delivery, and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third-party designated by the Company.  You also agree that all on-line acknowledgements shall have the same force and effect as a written signature.

Miscellaneous:

•     The Restricted Shares are expressly subject to all the terms and conditions contained in this Agreement and the Plan, and the terms of the Plan are incorporated herein by reference.

•     As a condition of the granting of this Award, you agree, for yourself and your legal representatives or guardians, that this Award shall be interpreted by the Administrator and that any interpretation by the Administrator of the terms of this Agreement or the Plan and any determination made by the Administrator pursuant to this Award shall be final, binding and conclusive.

•     Generally, this Agreement can only be modified or amended by a writing signed by both you and the Company.  However, the Administrator may modify or amend this Award in certain circumstances without your consent as permitted by the Plan.

•     The grant of this Award does not provide you with any right to continued employment or service with the Company or any Affiliate.

•     By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies, or an agreement between the Company and its underwriters prohibit a sale.

•     This Award, and any compensation or benefits that you receive as a result of this Award, shall be subject to any clawback or recoupment policy that the Company may adopt from time to time.

The Company has caused this Agreement to be executed by one of its authorized officers and is effective as of the Grant Date.

FuelCell Energy, Inc.

______________________

[Name]

[Title]